AMERICAN BEACON FUNDS

                                                             Amended and Restated
Plan Pursuant to Rule 18f-3

The American Beacon Funds (the "Funds") hereby adopt this Amended and Restated Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), to address the differing requirements and preferences of potential investors.

A.           CLASSES OFFERED.  Each Fund may from time to time issue one or more of the following classes of shares:

1.
Institutional Class.  Institutional Class shares are offered primarily to large institutional investors. The Institutional Class generally requires an initial investment of at least $250,000 (although this minimum investment requirement may be waived) and are sold without the imposition of any sales charges.  Institutional Class shareholders incur no fees pursuant to a plan of distribution pursuant Rule 12b-1 under the 1940 Act ("12b-1 fees").

2.
Investor Class.  Investor Class shares are offered to all investors, including smaller institutional investors, investors using intermediary organizations such as broker-dealers or plan sponsors, individual retirement accounts, and self-employed individual retirement accounts.  Investor Class shares require an initial investment of $2,500 (although this minimum investment requirement may be waived) and are sold without the imposition of any sales charges.  Investor Class shareholders incur no 12b-1 fees but do incur a fee of up to 0.375% of average daily net assets for the servicing of shareholder accounts ("Investor Class Service Fee").  Prior to March 1, 2009, the Investor Class was named the PlanAhead Class.

3.
AMR Class.  AMR Class shares are offered to tax-exempt retirement and benefit plans of American Beacon Advisors, Inc. (the “Manager”) and AMR Corporation and its affiliates.  AMR Class shares require no minimum initial investment and are sold without the imposition of any sales charges.  AMR Class shareholders incur no 12b-1 fees.

4.
Advisor Class.  Advisor Class shares are offered to all investors who invest through intermediary organizations, such as broker-dealers or third party administrators.  Advisor Class shares require an initial minimum investment of $2,500 (although this minimum investment requirement may be waived) and are sold without the imposition of any sales charges. Shares of the Advisor Class, however, do incur charges of up to 0.25% of average daily Advisor Class net assets under a Rule 12b-1 plan.  These 12b-1 fees are paid to the Manager as compensation for distribution-related expenses and/or shareholder services.  Advisor Class shareholders also incur a fee of 0.25% of average daily net assets for the servicing of shareholder accounts ("Advisor Class Service Fee").  Prior to March 1, 2009, the Advisor Class was named the Service Class.

5.
Retirement Class.  Retirement Class shares are offered to all investors who invest through intermediary organizations, such as broker-dealers, insurance companies or third party administrators for small to mid-sized retirement plans.  Retirement Class shares require an initial minimum investment of $2,500 (although this minimum investment requirement may be waived) and are sold without the imposition of any sales charges. Shares of the Retirement Class, however, do incur charges of up to 0.50% of average daily Retirement Class net assets under a Rule 12b-1 plan.  These 12b-1 fees are paid to the Manager as compensation for distribution-related expenses and/or shareholder services.  Retirement Class shareholders also incur a fee of 0.25% of average daily net assets for the servicing of shareholder accounts ("Retirement Class Service Fee").

6.
Y Class.  Y Class shares are offered primarily to large institutional retirement plan investors. The Y Class generally requires an initial investment of at least $100,000 (although this minimum investment requirement may be waived) and are sold without the imposition of any sales charges.  Y Class shareholders incur no 12b-1 fees but do incur a fee of up to 0.10% of average daily net assets for the servicing of shareholder accounts ("Y Class Service Fee").

7.	Class A.
Class A shares are offered to retail investors who invest directly through a financial intermediary, such as a broker, or through employee directed benefit plans.  Class A shares require an initial minimum investment of $ 2,500, except for certain retirement accounts and investment plans for which lower limits may apply.  Class A shares are sold with the imposition of a front-end sales charge of up to 5.75 % of the public offering price and may decline based on discounts for volume purchases.  The sales charge also may be waived for certain eligible purchasers or under certain circumstances.

Class A shares are subject to Rule 12b-1 fees of up to 0.25% of average daily Class A net assets under a Rule 12b-1 plan.  These 12b-1 fees are paid to the Distributor and/or Manager as compensation for distribution-related expenses and/or shareholder services.  Class A shareholders also incur a fee of up to 0.25% of average daily net assets for the servicing of shareholder accounts ("Class A Service Fee").

8.	Class C.
Class C shares are offered to retail investors who invest directly through a financial intermediary, such as a broker, or through employee directed benefit plans  and may require a minimum initial investment, except for certain retirement accounts and investment plans for which lower limits may apply (as described in the Prospectus).  Class C shares are sold at net asset value per share without a front-end sales charge.  Class C shares are subject to Rule 12b-1 fees of up to 1.00% of average daily Class C net assets under a Rule 12b-1 plan, of which 0.75% is an asset-based sales charge and 0.25% is for shareholder services.  These 12b-1 fees are paid to the Distributor and/or Manager as compensation for distribution-related expenses and/or shareholder services.  Class C shareholders also incur a fee of up to 0.25% of average daily net assets for the servicing of shareholder accounts ("Class C Service Fee").  If Class C shares are redeemed within a holding period of thirteen (13) months from the beginning of the calendar month in which they were purchased, a contingent deferred sales charge of 1.0% may be deducted from the redemption proceeds.

B.           EXPENSES.                                 The expenses of the Funds that cannot be attributed to any one Fund generally are allocated to each Fund based on the relative net assets of the Funds.  Certain expenses that may be attributable to a particular Fund, but not a particular Class, are allocated based on the relative daily net assets of each Class within the Fund.  Finally, certain expenses may be attributable to a particular Class of shares of a Fund ("Class Expenses").  Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

Examples of Class Expenses may include: (1) 12b-1 fees, (2) transfer agent fees identified as being attributable to a specific Class, (3) shareholder servicing arrangements, such as the Investor Class Service Fees, Advisor Class Service Fees, Retirement Class Service Fees, Y Class Service Fees, Class A Service Fees, and Class C Service Fees (4) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a Class, (5) Blue Sky registration fees incurred by a Class, (6) Securities and Exchange Commission registration fees incurred by a Class, (7) expenses of Administrative Services Agreements or Administrative Services Plans and other administrative personnel and services as required to support the shareholders of a Class, (8) trustees' fees or expenses incurred as a result of issues relating to one Class, (9) accounting expenses relating solely to one Class, (10) auditors' fees, litigation expenses, and legal fees and expenses relating to a Class, and (11) expenses incurred in connection with shareholder meetings as a result of issues relating to one Class.

C.           CLASS DIFFERENCES.  Other than the differences discussed above, there are no material differences in the services offered each Class.

D.           EXCHANGE FEATURES.  Each Class of shares may offer exchange privileges within the Class in accordance with procedures disclosed in the Funds’ prospectus, subject to applicable minimum holding period requirements or limitations resulting from the closing of Funds to new investors.

Dated:                      April 3, 1995, as amended and restated on August 21, 1995, December 1, 2001, May 1, 2003, April 2, 2007, March 6, 2009, April 30, 2009, July 24, 2009, February 16, 2010, May 25, 2010, and November 9, 2010.